Exhibit 23.1

Plante & Moran, PLLC 10 South Riverside Plaza 9th floor Chicago, IL 60606 Tel: 312.207.1040 Fax: 312.207.1066 plantemoran.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of County Bancorp, Inc. (“the Company”) of our report dated March 13, 2020 relating to the consolidated financial statements which appear in the Company’s Annual Report on Form 10-K as of and for the years ended December 31, 2019 and 2018. We also consent to the reference to us under the caption “Experts” in the Registration Statement on Form S-4.

/s/ PLANTE & MORAN, PLLC

Chicago, Illinois

September 17, 2020